Exhibit 99.1

ARC DECLARES PREFERRED DIVIDENDS

DENVER, CO— (BUSINESS WIRE)— September 21, 2006— Affordable Residential Communities Inc. (NYSE: ARC) today announced that its Board of Directors declared a cash dividend of $0.515625 on each share of its Series A Cumulative Redeemable Preferred Stock and a cash dividend of $0.39 per unit on the Series C Preferred Operating Partnership Units of Affordable Residential Communities LP. The dividends are payable on October 30, 2006 to shareholders of record on October 13, 2006.

About Affordable Residential Communities Inc.

As of June 30, 2006, Affordable Residential Communities Inc. (“ARC”), excluding discontinued operations, owns and operates approximately 57,350 homesites located in 276 communities in 24 states. ARC is focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Englewood, CO.

CONTACT:
Affordable Residential Communities Inc.
Larry Willard, Chief Executive Officer

(866) 847-8931
investor.relations@aboutarc.com

Or

Integrated Corporate Relations, Inc

Brad Cohen, 203-682-8211